Exhibit 5.1

55 Hudson Yards | New York, NY 10001-2163 T: 212.530.5000

May 4, 2021

Turning Point Brands, Inc.
5201 Interchange Way
Louisville, KY 40229

Ladies and Gentlemen:

We have acted as special counsel to Turning Point Brands, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”) on May 4, 2021.  You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement.  The Registration Statement relates to the registration of up to 1,390,052 shares (the “Shares”) of the Company’s common stock (the “Common Stock”) representing options and rights to acquire 100,052 shares of Common Stock outstanding under the Turning Point Brands, Inc. 2015 Equity Incentive Plan (the “2015 Plan”) and 1,290,000 shares of common stock issuable in respect of awards to be granted under the Turning Point Brands, Inc. 2021 Equity Incentive Plan (the “2021 Plan” and, together with the 2015 Plan, the “Plans”).

In rendering the opinions expressed below, we have examined the General Corporations Law of the State of Delaware (the “DGCL”), the Registration Statement, the 2015 Plan, the 2021 Plan, the forms of award agreements relating to awards under each of the 2015 and the 2021 Plans (collectively, the “Agreements”) and Company records, certificates, agreements and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. As to various questions of fact material to this opinion, we have, when relevant facts were not independently established, relied upon certificates of officers and representatives of the Company and public officials and statements and representations contained in the Registration Statement, the Plans, and other documents as we have deemed necessary.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that the issuance of the Shares issued or issuable under the Plans has been duly authorized by all necessary corporate action on the part of the Company and, when issued, delivered and upon receipt of all amounts that a Plan participant is required to pay to purchase the Shares, which consideration shall constitute lawful consideration under Delaware law, each in accordance with the terms of the Plans and any applicable Agreement, the Shares will be or have been, as applicable, validly issued, fully paid and non-assessable.

The foregoing opinion is limited to matters involving the federal laws of the United States of America and the DGCL, and we do not express any opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and all references to us in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder. We disclaim any obligation to update anything herein for events occurring after the date hereof.

Very truly yours,

/s/ Milbank LLP